Exhibit 4.10

AMENDMENT & WAIVER LETTER

From:	TORM A/S (the "Company") for itself and as agent for each of the other Obligors party to each of the Agreements (as defined below)
To:	Danske Bank A/S as agent (the "Agent") for the other Finance Parties under and as defined in each of the Agreements (as defined below)

23 August	2016
Dear Sirs,
Amendment and restatement agreement dated 13 July 2015, as amended by way of an amendment and waiver letter dated 21 December 2015, (the "Amendment and Restatement Agreement") between, among others, the Company, the companies listed therein as guarantors and other obligors, the financial and other institutions listed therein as lenders and the Agent under which certain existing facilities are consolidated, amended and restated in the form of a new term facility agreement (the "Term Facility Agreement") the terms of which are set out in schedule 1 to the Amendment and Restatement Agreement
Working capital facility agreement dated 13 July 2015 between, among others, the Company, the companies listed therein as guarantors and other obligors, the financial and other institutions listed therein as lenders and the Agent (the "Working Capital Facility Agreement" and together with the Term Facility Agreement the "Agreements")
1.          Background
(a)	We refer to the Agreements. This letter is supplemental to and amends the Agreements.
(b)
We further refer to the presentation entitled "Authorization for intercompany sale of vessels to TORM A/S" (the "Intercompany Sale Presentation") provided to the Lenders under the Agreements. As further outlined in the Intercompany Sale Presentation, the Company contemplates implementing a reorganisation consisting of the following main steps:

(i)
in accordance with the provisions of clause 21.20 (Permitted Reorganisation) of each Agreement, OCM (Gibraltar) Njord Midco Ltd ("OCM Gibraltar") intends to sell to the Company shares in, among others, the following Subsidiaries in exchange for a loan note at market value (the "Reorganisation"):

•	OCM Singapore Njord Holdings Alice Pte. Ltd;
•	OCM Singapore Njord Holdings Almena Pte. Ltd;
•	OCM Singapore Njord Holdings Hardrada Pte Ltd;
•	OCM Singapore Njord Holdings St. Michaelis Pte. Ltd;
•	OCM Singapore Njord Holdings St. Gabriel Pte. Ltd;
•	OCM Singapore Njord Holdings Agnete Pte. Ltd; and
•	OCM Singapore Njord Holdings Alexandra Pte. Ltd

(together the "Relevant Subsidiaries");
(ii)	the loan note described in paragraph (i) above is intended to be distributed as a dividend or liquidation proceeds from OCM Gibraltar to the Company;
(iii)	the Reorganisation will be completed subject to existing security and the Company intends to execute new Share Security over each of the Relevant Subsidiaries; and
(iv)	following completion of the Reorganisation, it is intended that OCM Gibraltar will cease to be an Obligor and may be the subject of a solvent liquidation.
2.          Interpretation
(a)	Capitalised terms defined in the Agreements have the same meaning when used in this letter unless expressly defined in this letter.
(b)
The provisions of clauses 1.2 (Construction), 1.3 (Third Party Rights) and 1.4 (Conflict of Documents) of each Agreement apply to this letter as though they were set out in full in this letter except that references to the Agreements are to be construed as references to this letter.

3.          Lender Consents relating to the Agreements
(a)	Sale of Mortgaged Vessel:
(i)
We refer to clause 7.4 (Mandatory prepayment — Sale or Total Loss of a Mortgaged Vessel), clause 22.2 (Sale or Other Disposal of Mortgaged Vessel) and clause 42 (Amendments and Grant of Waivers) of each Agreement.

(ii)
The Reorganisation shall not constitute a sale of a Mortgaged Vessel under the Agreements on the basis that it does not contemplate a change in the ultimate owner of the Mortgaged Vessels and no mandatory prepayment under clause 7.4 shall be required.

(b)	Reorganisation:
(i)	We refer to clause 21.7 (Merger), clause 27.5 (Disposals — Obligors other than the Borrower) and clause 42 (Amendments and Grant of Waivers) of each Agreement.
(ii)	We request the consent of the Majority Lenders under each Agreement to the Reorganisation.
(c)	Change to Obligor:
(i)	We refer to paragraph (a)(v) of clause 42.2 (Amendments and Grants of Waivers — Exceptions) of each Agreement.
(ii)
We request the consent of the Lenders under each Agreement such that following completion of the Reorganisation OCM Gibraltar may be released from its obligations under the Finance Documents and cease to be an Obligor.

4.          Amendments to the Agreements
In accordance with clause 42 (Amendments and Grant of Waivers) of each Agreement, we further request the consent of the Majority Lenders under each Agreement to the amendments (the "Amendments") to each Agreement as set out in Appendix 1 (Amendments to the Agreements) of this letter.
5.          Release of Guarantee
In accordance with clause 42 (Amendments and Grant of Waivers) of each Agreement, we further request that following completion of the Reorganisation and with effect on and from the Effective Date (as defined below) the Lenders:
(a)
release OCM Gibraltar from its obligations (including, without limitation, any guarantee and indemnity in respect of each Obligor's obligations under the Finance Documents granted in favour of the Finance Parties by OCM Gibraltar) under and in respect of each Finance Document, such that, with effect from the date of such release, OCM Gibraltar shall be deemed to have resigned as a Guarantor and Obligor under each of the Finance Documents and shall no longer be considered a Guarantor or Obligor under the Finance Documents); and

(b)	agree, at the cost and expense of the Company, to take whatever action is reasonably neccessary and within its power to give effect to the release contemplated in this Clause 5.
6.          Conditions precedent
The conditions precedent to be delivered by the Company to the Agent in connection with this letter are set out in Appendix 2 (Conditions Precedent) of this letter.
7.          Agreement by Obligors
(a)
Each Obligor under each Agreement agrees and acknowledges that the guarantees and indemnities contained in each Agreement and/or each other Finance Document (as that term is defined in each Agreement) to which it is a party shall, on and after the Effective Date, continue in full force and effect and extend to the liabilities and obligations of each of the Obligors under each Agreement and the other Finance Documents (as amended and/or amended and restated from time to time) including as varied, amended, supplemented or extended by this letter.

(b)	Each Obligor under each Agreement agrees and acknowledges that, on and after the Effective Date:
(i)
its obligations arising under each Agreement and/or each other Finance Document (as that term is defined in each Agreement) to which it is a party constitute secured obligations (howsoever defined); and

(ii)	the Security created under any Security Document:
(A)	continues in full force and effect; and
(B)
extends to the obligations of the Obligors under each Agreement and/or the other Finance Documents (as amended and/or amended and restated from time to time) including as varied, amended, supplemented or extended by this letter, in each case subject to the limitations set out in the Security Documents.

(c)
Each Obligor shall, at the request of the Agent and at its own expense, do all such acts and things necessary or desirable to give effect to the amendments effected or to be effected pursuant to this letter.

8.          Miscellaneous
(a)	This letter is designated a Finance Document by the Company and the Agent.
(b)	Please sign, date and return this letter to confirm that the Agent has obtained the following, in each case subject to the occurrence of the Effective Date:
(i)	consent of the Majority Lenders under each Agreement to the Reorganisation;
(ii)	consent of the Lenders under each Agreement to OCM Gibraltar ceasing to be an Obligor following completion of the Reorganisation; and
(iii)	consent of the Majority Lenders under each Agreement to the Amendments (including for the purposes of clause 21.18 (Amendment) of each of the Agreements).
(c)
The Agreements will not be amended by this letter and any Lender consents obtained by the Agent in connection with this letter will not be effective unless the Agent notifies the Company and the Lenders that all of the conditions precedent set out in Appendix 2 (Conditions Precedent) of this letter have been provided to the Agent in form and substance satisfactory to the Agent.

(d)
The Agent shall give the notification referred to in paragraph (c) above as soon as reasonably practicable upon being so satisfied. The date on which such notification is given by the Agent or such other date as the Company and the Agent may agree shall be the "Effective Date". The Agent shall promptly notify the Company and the Lenders of the occurrence of the Effective Date. Upon the occurrence of the Effective Date each of the Agreements will be amended by this letter and any Lender consents obtained by the Agent in connection with this letter will come into effect.

(e)	The provisions of clause 38 (Notices) of each Agreement shall apply to this letter, nuttatis mutandis, as if they were set out in this letter.
(f)
Save as expressly amended or waived by this letter, the Finance Documents remain in full force and effect and no amendment or waiver of any provision of any Finance Document is given by the terms of this letter. The Finance Parties expressly reserve all their rights and remedies in respect of any breach of, or Default under, the Finance Documents.

(g)	This letter may be executed in counterparts each of which, when taken together, shall constitute one and the same agreement.
9.          Further Assurance
The Company shall promptly do all such acts or execute all such documents (including assignments, transfers, mortgages, charges, notices and instructions) as the Agent or Security Agent may reasonably specify (and in such form as the Agent or Security Agent may reasonably require):
(a)
to perfect the Security Interests created or intended to be created by the Company under or evidenced by the new Share Security (which may include the execution of a mortgage, charge, assignment or other security over all or any of the assets which are, or are intended to be, the subject of the new Share Security) or for the exercise of any rights, powers and remedies of the Security Agent provided by or pursuant to the Finance Documents or by law;
(b)	to facilitate the realisation of the assets which are, or are intended to be, the subject of the new Share Security; and/or
(c)	to facilitate the accession by a New Lender to the new Share Security following an assignment in accordance with clause 31.1 (Assignments and Transfers by the Lenders) of each Agreement.
10.          Governing law
This letter and any non-contractual obligations arising out of or in connection with it are governed by English law.

Yours faithfully,

TORM A/S for itself and as agent for each of the other Obligors party to each of the Agreements	}	/s/ Christian Mens
		By:	Christian Mens Vice President Head of Group Treasury TORM A/S Tuborg Havnevej 18 2900 Hellerup, Denmark

Agreed and acknowledged by:
TORM PLC	}	/s/
By:

TORM A/S	}	/s/ Christian Mens
		By:	Christian Mens Vice President Head of Group Treasury TORM A/S Tuborg Havnevej 18 2900 Hellerup, Denmark

DK Vessel HoldCo GP ApS	}	/s/ Christian Mens
		By:	Christian Mens Vice President Head of Group Treasury TORM A/S Tuborg Havnevej 18 2900 Hellerup, Denmark

DK Vessel HoldCo K/S	}	/s/ Christian Mens
		By:	Christian Mens Vice President Head of Group Treasury TORM A/S Tuborg Havnevej 18 2900 Hellerup, Denmark

VesselCo A ApS	}	/s/ Christian Mens
		By:	Christian Mens Vice President Head of Group Treasury TORM A/S Tuborg Havnevej 18 2900 Hellerup, Denmark

VesselCo C ApS	}	/s/ Christian Mens
		By:	Christian Mens Vice President Head of Group Treasury TORM A/S Tuborg Havnevej 18 2900 Hellerup, Denmark

VesselCo 1 K/S	}	/s/ Christian Mens
		By:	Christian Mens Vice President Head of Group Treasury TORM A/S Tuborg Havnevej 18 2900 Hellerup, Denmark

VesselCo 3 K/S	}	/s/ Christian Mens
		By:	Christian Mens Vice President Head of Group Treasury TORM A/S Tuborg Havnevej 18 2900 Hellerup, Denmark

VesselCo 7 Pte. Ltd.	}	/s/ Christian Mens
		By:	Christian Mens Vice President Head of Group Treasury TORM A/S Tuborg Havnevej 18 2900 Hellerup, Denmark

VesselCo 6 Pte. Ltd.	}	/s/ Christian Mens
		By:	Christian Mens Vice President Head of Group Treasury TORM A/S Tuborg Havnevej 18 2900 Hellerup, Denmark

OCM (Gibraltar) Njord Midco Limited	}	/s/ Christian Mens
		By:	Christian Mens Vice President Head of Group Treasury TORM A/S Tuborg Havnevej 18 2900 Hellerup, Denmark

OCM Singapore Njord Holdings St. Michaelis Pte. Ltd.	}	/s/ Christian Mens
		By:	Christian Mens Vice President Head of Group Treasury TORM A/S Tuborg Havnevej 18 2900 Hellerup, Denmark

OCM Singapore Njord Holdings St. Gabriel Pte. Ltd.	}	/s/ Christian Mens
		By:	Christian Mens Vice President Head of Group Treasury TORM A/S Tuborg Havnevej 18 2900 Hellerup, Denmark

OCM Singapore Njord Holdings Hardrada, Pte. Ltd.	}	/s/ Christian Mens
		By:	Christian Mens Vice President Head of Group Treasury TORM A/S Tuborg Havnevej 18 2900 Hellerup, Denmark

OCM Singapore Njord Holdings Agnete, Pte. Ltd.	}	/s/ Christian Mens
		By:	Christian Mens Vice President Head of Group Treasury TORM A/S Tuborg Havnevej 18 2900 Hellerup, Denmark

OCM Singapore Njord Holdings Alice, Pte. Ltd.	}	/s/ Christian Mens
		By:	Christian Mens Vice President Head of Group Treasury TORM A/S Tuborg Havnevej 18 2900 Hellerup, Denmark

OCM Singapore Njord Holdings Alexandra, Pte. Ltd.	}	/s/ Christian Mens
		By:	Christian Mens Vice President Head of Group Treasury TORM A/S Tuborg Havnevej 18 2900 Hellerup, Denmark

OCM Singapore Njord Holdings Almena, Pte. Ltd.	}	/s/ Christian Mens
		By:	Christian Mens Vice President Head of Group Treasury TORM A/S Tuborg Havnevej 18 2900 Hellerup, Denmark

Appendix 1          Amendments to the Agreements
Each Agreement will be amended as follows:
1.	paragraph (a) of clause 21.7 (Merger) in each Agreement shall be deleted;
2.
paragraph (c) of clause 27.1 (General Negative Pledge — Obligors other than the Borrower) in each Agreement shall be deleted and replaced with the words "Clauses 27.1(a) and 27.1(b) above do not apply to Permitted Security Interests.";

3.	paragraph (a)(i) of clause 27.5 (Disposals — Obligors other than the Borrower) in each Agreement shall be deleted;
4.
clause 27.7 (Acquisitions and Investments — Obligors other than the Borrower) in each Agreement shall be deleted and replaced with the words "No Obligor (other than the Borrower and TORM PLC) shall acquire any person, business, vessels or other material assets (other than a vessel that is, or becomes, a Mortgaged Vessel) or make any investment in any person or business or enter into any joint-venture arrangement except for capital expenditures or investments relating to upgrade or maintenance work in the ordinary course of business.";

5.	schedule 1 shall be amended so that the following is deleted:
Name:	OCM (Gibraltar) Njord Midco Limited
Jurisdiction of incorporation	Gibraltar
Registration number (or equivalent, if any)	109714
English process agent (if not incorporated in England)	Law Debenture Corporate Services Limited of Fifth Floor, 100 Wood Street, London EC2V 7EX, England
Registered office	57/63 Line Wall Road, Gibraltar
Address for service of notices
Tuborg Havnevej 18
2900 Hellerup
Denmark

Fax: +45 39 17 93 80
Attention: Executive Management
Email: man@torm.com
CC: Oaktree Capital Management (UK) LLP
27 Knightsbridge
London, SW1X 7LY
United Kingdom

In addition to the above, the Term Facility Agreement will be amended as follows

1.	paragraph (a) of the definition of "Shareholder" in clause 1.1 (Definitions) in the Term Facility Agreement shall be amended so that it reads as follows:
"in respect of DK Vessel HoldCo GP ApS, VesselCo A ApS, VesselCo C ApS, OCM Singapore Njord Holdings St. Michaelis Pte. Ltd, OCM Singapore Njord Holdings St. Gabriel Pte. Ltd, OCM Singapore Njord Holdings Hardrada, Pte. Ltd, OCM Singapore Njord Holdings Agnete, Pte. Ltd, OCM Singapore Njord Holdings Alice, Pte. Ltd, OCM Singapore Njord Holdings Alexandra, Pte. Ltd and OCM Singapore Njord Holdings Almena, Pte. Ltd, the Borrower;"
2.
paragraph (f) of the definition of "Shareholder" in clause 1.1 (Definitions) in the Term Facility Agreement shall be deleted, the word "and" shall be inserted at the end of paragraph (d) and "; and" shall be deleted from the end of paragraph (e) and replaced with a full stop.

In addition to the above, the Working Capital Facility Agreement will be amended such that paragraph (a) of the definition of "Shareholder" in clause 1.1 (Definitions) in the Working Capital Facility Agreement shall be amended so that it reads as follows:
"in respect of DK Vessel HoldCo GP ApS, VesselCo A ApS, VesselCo C ApS, OCM Singapore Njord Holdings St. Michaelis Pte. Ltd, OCM Singapore Njord Holdings St. Gabriel Pte. Ltd, OCM Singapore Njord Holdings Hardrada, Pte. Ltd, OCM Singapore Njord Holdings Agnete, Pte. Ltd, OCM Singapore Njord Holdings Alice, Pte. Ltd, OCM Singapore Njord Holdings Alexandra, Pte. Ltd and OCM Singapore Njord Holdings Almena, Pte. Ltd, the Borrower;"

Appendix 2 Conditions Precedent
1.          Borrower's Corporate Documents
(a)	A copy of the Constitutional Documents of the Borrower.
(b)	A copy of a resolution of the board of directors of the Borrower:
(i)	approving the terms of, and the transactions contemplated by, this letter and the New Share Security (as defined below) and resolving that it execute this letter and the New Share Security;
(ii)	authorising a specified person or persons to execute this letter and the New Share Security on its behalf; and
(iii)
authorising a specified person or persons, on its behalf, to sign and/or despatch all documents and notices to be signed and/or despatched by it under or in connection with this letter and the New Sehare Security.

(c)	A specimen of the signature of each person authorised by the resolution referred to in paragraph (b) above in relation to this letter, the New Share Security and related documents.
(d)
A certificate of the Borrower (signed on behalf of the Borrower by a director of the Borrower) confirming that borrowing or guaranteeing or securing, as appropriate, the Total Commitments would not cause any borrowing, guaranteeing, security or similar limit binding on the Borrower to be exceeded.

(e)	A copy of any power of attorney under which any person is to execute this letter, the New Share Security or related documents on behalf of the Borrower.
(f)
A certificate of an authorised signatory of the Borrower certifying that each copy document relating to it specified in paragraphs (a) to (e) above is correct, complete and in full force and effect as at a date no earlier than the date of this letter and that any such resolutions or power of attorney have not been revoked.

2.          Guarantors' Corporate Documents
(a)	A copy of the Constitutional Documents of each Guarantor (other than OCM Gibraltar) and the share register (where applicable) of each Guarantor (other than OCM Gibraltar and TORM PLC).
(b)	A copy of a resolution of the board of directors of each Guarantor (other than OCM Gibraltar) (or any committee of such board empowered to approve and authorise the following matters):
(i)	approving the terms of, and the transactions contemplated by, this letter and resolving that it execute this letter;
(ii)	authorising a specified person or persons to execute this letter on its behalf; and
(iii)	authorising a specified person or persons, on its behalf, to sign and/or despatch all documents and notices to be signed and/or despatched by it under or in connection with this letter.

(c)	A specimen of the signature of each person authorised by the resolution referred to in paragraph (b) above in relation to this letter and related documents.
(d)	If applicable, a copy of a resolution of the board of directors of the relevant company, establishing any committee referred to in paragraph (b) above and conferring authority on that committee.
(e)
If required, a copy of a resolution signed by all the holders of the issued shares in each Guarantor (other than OCM Gibraltar), approving the terms of, and the transactions contemplated by, this letter.

(f)
A certificate of each Guarantor (other than OCM Gibraltar) (signed by a director of such Guarantor (other than OCM Gibraltar) on behalf of such Guarantor (other than OCM Gibraltar)) confirming that borrowing or guaranteeing or securing, as appropriate, the Total Commitments would not cause any borrowing, guaranteeing, security or similar limit binding on such Guarantor (other than OCM Gibraltar) to be exceeded.

(g)	A copy of any power of attorney under which any person is to execute this letter or related documents on behalf of any Guarantor (other than OCM Gibraltar).
(h)
A certificate of an authorised signatory of each Guarantor (other than OCM Gibraltar) certifying that each copy document relating to it specified in paragraphs (a) through (g) above is correct, complete and in full force and effect as at a date no earlier than the date of this letter and that any such resolutions or power of attorney have not been revoked.

3.          "Know Your Customer" Information
Such documentation and information as any Finance Party may reasonably request through the Agent to comply with "know your customer" or similar identification procedures under all laws and regulations applicable to that Finance Party.
4.          Finance Documents
(a)	This letter executed by each of the Obligors.
(b)
The new Share Security in respect of OCM Singapore Njord Holdings St.Michaelis Pte. Ltd, OCM Singapore Njord Holdings St. Gabriel Pte. Ltd, OCM Singapore Njord Holdings Hardrada, Pte. Ltd, OCM Singapore Njord Holdings Agnete, Pte. Ltd, OCM Singapore Njord Holdings Alice, Pte. Ltd, OCM Singapore Njord Holdings Alexandra, Pte. Ltd and OCM Singapore Njord Holdings Almena, Pte. Ltd, in each case duly executed by the Company, together with all letters, notices, transfers, certificates and other documents required to be delivered under such Share Security (the "New Share Security").

5.          Evidence of Transfer of Relevant Subsidaries
[•]1
6.          Legal Opinions
(a)
A legal opinion of White & Case LLP, addressed to the Arrangers and the Agent, in respect of matters of English law, substantially in the form approved by the Agent (acting on the instructions of the Majority Lenders).

1 Singapore counsel to set out documents required for the transfer of the relevant Subsidiaries to the Company.

(b)
A legal opinion of [Rajah & Tann], addressed to the Arrangers and the Agent, in respect of matters of Singaporean law, substantially in the form approved by the Agent (acting on the instructions of the Majority Lenders).

(c)
A legal opinion of [Kromann Reumert], addressed to the Arrangers and the Agent, in respect of matters of Danish law, substantially in the form approved by the Agent (acting on the instructions of the Majority Lenders).

7.          Fees and Expenses
Evidence that the fees, commissions, costs and expenses that are due from the Borrower pursuant to clause 11 (Fees) and clause 16 (Costs and Expenses) of each of the Agreements have been paid or will be paid by the Effective Date.
8.          Other Documents and Evidence
A copy of any other Authorisation or other document, opinion or assurance which the Agent reasonably considers to be necessary or desirable (if it has notified the Borrower accordingly) in connection with the entry into and performance of the transactions contemplated by any Finance Document or for the validity and enforceability of any Finance Document.

Form of Acknowledgment
We acknowledge, and confirm the approval by the Lenders of, the terms of this letter.

/s/ Christian Roed Christensen	/s/ Zaneta Trosko
Christian Roed Christensen Senior Loan Manager	Zaneta Trosko
DANSKE BANK A/S as agent for the other Finance Parties under and as defined in each of the Agreements

Date: 7 October 2016